Exhibit 99.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) private and confidential. Information that has been omitted from the exhibit are indicated with brackets.

From: Berndt Hauptkorn <[*****]>,

Sent: Friday, June 12, 2026

To: Max Gottschalk <[*****]>, Jane Gottschalk <[*****]>, Kristy Marvin <[*****]>, Andre Keijsers <[*****]>, Adam Epstein <[*****]>

Subject: Resignation from Board of Directors of Perfect Moment Ltd.

Dear Max,

I have decided to immediately step down from the Board of Perfect Moment Ltd. and am sending this email to you in your capacity as Chairman of the Board of Perfect Moment Ltd.

As a consequence, please accept this email as my formal resignation as a director of Perfect Moment Ltd., including from all committees of the Board on which I serve, effective immediately as of June 12, 2026.

For for the avoidance of doubt, this resignation applies to my position as a non-executive director of Perfect Moment Ltd. and to any related Board committee memberships, including the Audit Committee and any other Committee or Sub-Committee.

Please exclude my name from any existing or future public communication and board materials, investor presentations, marketing documentation and any similar documentations.

Please confirm receipt of this resignation and let me know if any further documentation or formalities are required.

Dear Kristy,

Would you please also send written confirmation of receipt. I am obviously available for any required correspondence.

Best Wishes,

Berndt Hauptkorn